UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 31, 2019

Bluerock Residential Growth REIT, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-36369	26-3136483
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1345 Avenue of the Americas, 32nd Floor
 New York, NY 10105

(Address of principal executive offices)

(212) 843-1601

(Registrant’s telephone number, including area code)

None.

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Class A Common Stock, $0.01 par value per share	BRG	NYSE American
8.250% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share	BRG-PrA	NYSE American
7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share	BRG-PrC	NYSE American
7.125% Series D Cumulative Preferred Stock, $0.01 par value per share	BRG-PrD	NYSE American

Securities registered pursuant to Section 12(g) of the Exchange Act:

Title of each class
Series B Redeemable Preferred Stock, $0.01 par value per share
Warrants to Purchase Shares of Class A Common Stock, $0.01 par value per share

Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01	OTHER EVENTS

Valuation of Series B Redeemable Preferred Stock

On October 31, 2019, the board of directors (the “Board of Directors”) of Bluerock Residential Growth REIT, Inc., a Maryland corporation (the “Company”) established an estimated value per share of the Series B redeemable preferred stock of the Company (the “Series B Preferred Stock”) of $1,000.00 plus accreted dividends based substantially on fair value of the Company’s estimated equity interest in the Company’s portfolio of real estate properties in various geographic locations in the United States (the “Portfolio”), net of associated mortgage liabilities, as of June 30, 2019. The Company is providing this estimated value per share to assist broker-dealers that are participating in the Company’s public offering of its Series B Preferred Stock in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 and Financial Industry Regulatory Authority Rule 2310, both being required by FINRA and both of which require the estimated value per share to be based on valuations of the assets and liabilities of the Company (the “FINRA Valuation Rules”).

The Company engaged Duff & Phelps, LLC (“Duff & Phelps”) to assist the Company with providing an estimated value per share of the Series B Preferred Stock that utilizes valuations of the assets and liabilities of the Company as required by the FINRA Valuation Rules by providing a calculation of the estimated “as-is” market value of the Portfolio as of June 30, 2019. Duff & Phelps estimated the “as-is” market values of each underlying property in the Portfolio as of June 30, 2019, using multiple methodologies described herein. The Company then provided Duff & Phelps with ownership interests, promote/waterfall models, cash balances and loan information for each property, as applicable, which Duff & Phelps did not verify and assumed to be accurate and correct. Duff & Phelps then input into the applicable promote/waterfall model (a) the 100% market value of each property, (b) for the Company’s 41 developed properties, the fair value of the outstanding debt, and (c) for the Company’s 10 properties under development or pending development, the outstanding loan balance, and performed a mathematical calculation to arrive at the fair value of the Company’s estimated equity interest in each property in the Portfolio, which it then aggregated (the “Portfolio Equity”). Any change in the information provided by the Company would change the amount of the Portfolio Equity. Duff & Phelps then added the Company’s cash balance as of June 30, 2019 (“Cash”), which was provided by the Company, to the Portfolio Equity and compared the sum to the aggregate accreted value of the Company’s 8.250% Series A Cumulative Redeemable Preferred Stock (the “Series A Preferred Stock”), the Series B Preferred Stock, the Company’s 7.625% Series C Cumulative Redeemable Preferred Stock (the “Series C Preferred Stock”), and the Company’s 7.125% Series D Cumulative Preferred Stock (the “Series D Preferred Stock”), outstanding as of June 30, 2019 and concluded that the liquidation value of such Series A Preferred Stock was its actual liquidation value plus accreted dividends at June 30, 2019 of approximately $145.99 million (the “Series A Preferred Stock Liquidation Value”), the liquidation value of such Series B Preferred Stock was its liquidation value plus accreted dividends of approximately $401.50 million (the “Series B Preferred Stock Liquidation Value”), the liquidation value of such Series C Preferred Stock was its liquidation value plus accreted dividends of approximately $59.20 million (the “Series C Preferred Stock Liquidation Value”), and the liquidation value of such Series D Preferred Stock was its liquidation value plus accreted dividends of approximately $72.53 million (the “Series D Preferred Stock Liquidation Value”), for an aggregate liquidation value plus accreted dividends of approximately $679.22 million (the “Aggregate Liquidation Value”). The Company then subtracted other balance sheet liabilities as of June 30, 2019, as reflected in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, from the Portfolio Equity and Cash to arrive at an adjusted Portfolio Equity (the “Adjusted Portfolio Equity”). The Company then compared the Adjusted Portfolio Equity to the Aggregate Liquidation Value and determined that the Adjusted Portfolio Equity significantly exceeds the Aggregate Liquidation Value. Because the Adjusted Portfolio Equity exceeded the Aggregate Liquidation Value, the Board of Directors ultimately approved an estimated value per share of the Series B Preferred Stock of $1,000.00 plus accreted dividends based on the Series B Preferred Stock Liquidation Value. The estimated value per share concluded upon is ultimately and solely the responsibility of the Board of Directors.

As with any valuation methodology, the methodologies used are based upon a number of assumptions and estimates that may not be accurate or complete. Different parties with different assumptions and estimates or methodology could derive a different estimated value per share, and these differences could be significant. These limitations are discussed further under “Limitations of Estimated Value per Share” below.

Valuation Methodologies

The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company deems to be appropriate valuation and appraisal methodologies and assumptions. The following is a summary of the valuation methodologies and components used to calculate the estimated value per share of Series B Preferred Stock.

Real Estate Portfolio

Independent Valuation Firm

The Board of Directors approved the engagement of Duff & Phelps for the provision of independent valuation services to the Company. Duff & Phelps is a leading global valuation advisor with expertise in complex valuation work that is not affiliated with the Company. Duff & Phelps may be engaged to provide professional services to the Company in the future. The Duff & Phelps personnel who prepared the valuation have no present or prospective interest in the Portfolio and no personal interest with the Company.

Duff & Phelps’ engagement for its valuation services was not contingent upon developing or reporting predetermined results. In addition, Duff & Phelps’ compensation for completing the valuation services was not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the Company, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of its Valuation Report. The Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement.

Duff & Phelps’ analyses, opinions, or conclusions were developed, and the Valuation Report was prepared, in conformity with the Code of Uniform Standards of Professional Appraisal Practice. The Valuation Report was reviewed, approved and signed by four individuals, three of whom have the professional designation of MAI (Member of the Appraisal Institute). The use of the Valuation Report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. Duff & Phelps did not inspect the properties that formed the Portfolio.

In preparing the Valuation Report, Duff & Phelps relied on information provided by the Company regarding the Portfolio. For example, the Company provided information regarding the location, number of apartment units, year of construction for stabilized projects, construction details for properties under development, ownership interest, cash balances, loan information and promote/waterfall models and other financial and economic characteristics. The Company also provided leasing and rental information.

Duff & Phelps did not investigate the legal description or legal matters relating to the Portfolio, including title or encumbrances, and title to the properties was assumed to be good and marketable. The Portfolio was also assumed to be free and clear of liens, easements, encroachments and other encumbrances, and to be in full compliance with zoning, use, occupancy, environmental and similar laws unless otherwise stated by the Company. The Company provided Duff & Phelps with promote/waterfall models to calculate the equity interest in each property. To calculate the equity interest in each property, Duff & Phelps only inputted into the applicable promote/waterfall model (a) the 100% market value of each property, (b) for the Company’s 41 operating properties, the fair value of the outstanding debt, and (c) for the Company’s 10 properties under development or pending development, the outstanding loan balance. Furthermore, some of the waterfall/promote models for the properties under development/pending development also contained “cash on hand.” Duff & Phelps did not verify this information, including the promote/waterfall models, and assumed that the calculated equity interest using the Company provided promote/waterfall models is correct for each property. Any change in the ownership interest or waterfall/promote models would affect Duff & Phelps’ calculation. The Valuation Report contains other assumptions, qualifications and limitations that qualify the analysis, opinions and conclusions set forth therein. Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from their appraised values. Duff & Phelps aggregated the individual property values for purposes of its analysis, which should not be construed as value to a single purchaser or bulk value.

The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to the Valuation Report.

Real Estate Valuation

The Portfolio, as of June 30, 2019, contained 51 property investments. The 51 properties are comprised of 41 developed properties, 9 properties under construction and 1 property pending development. The Company generally invested in the properties through joint ventures or other indirect ownership interests.

Duff & Phelps estimated the “as-is” market values of the leased fee interest in the 41 developed properties and the fee simple interest in the 1 property pending development and 9 properties under construction as of June 30, 2019, using multiple methodologies. In traditional valuation theory, the three approaches to estimating the value of an asset are the cost approach, sales comparison approach, and income capitalization approach. Each approach assumes valuation of the property at its highest and best use. From the indications of these analyses, an opinion of value is reached based upon expert judgment within the outline of the appraisal process. Duff & Phelps utilized the income capitalization approach with support from the sales comparison approach for each property. With exception of the one property pending development, the income approach was the primary indicator of value, with secondary consideration given to the sales approach. The sales approach was used to value the one property pending development plus the costs incurred.

The income capitalization approach simulates the reasoning of an investor who views the cash flows that would result from the anticipated revenue and expense on a property throughout its lifetime. The net income developed in the analysis is the balance of potential income remaining after vacancy and collection loss, and operating expenses. The net income is then capitalized at an appropriate rate to derive an estimate of value or discounted by an appropriate yield rate over a typical projection period in a discounted cash flow analysis. Thus, two key steps are involved: (1) estimating the net income applicable to the subject property and (2) choosing appropriate capitalization rates and discount rates. The appropriate rates are ones that will provide both a return on the investment and a return of the investment over the life of the particular property.

The sales comparison approach estimates value based on what other purchasers and sellers in the market have agreed to as a price for comparable improved properties. This approach is based upon the principle of substitution, which states that the limits of prices, rents and rates tend to be set by the prevailing prices, rents and rates of equally desirable substitutes. Duff & Phelps gathered comparable sales data throughout various markets as secondary support for its valuation estimate.

The following summarizes the range of capitalization rates that were used to arrive at the estimated market values of the property investments in the Portfolio:

	Low	High
Overall Capitalization Rate	4.75%	6.50%
Terminal Capitalization Rate	5.00%	6.50%
Discount Rate	6.75%	7.75%

Calculation of Estimated Equity Interest in Portfolio

The Company provided Duff & Phelps with ownership interests, promote/waterfall models, cash balances and loan information for each property, as applicable, which Duff & Phelps did not verify and assumed to be accurate and correct. Duff & Phelps then input into the applicable promote/waterfall model (a) the 100% market value of each property, (b) for the Company’s 41 developed properties, the fair value of the outstanding debt, and (c) for the Company’s 10 properties under development or pending development, the outstanding loan balance, and performed a mathematical calculation to arrive at the fair value of the Company’s estimated equity interest in each property in the Portfolio, which it then aggregated (the “Portfolio Equity”). Any change in the information provided by the Company would change the amount of the Portfolio Equity.

Other Liabilities

The Company made adjustments to the Portfolio Equity and Cash to reflect other liabilities of the Company, as of June 30, 2019, as reflected in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2019, to calculate the Adjusted Portfolio Equity. To calculate its Adjusted Portfolio Equity, the Company deducted accounts payable, other accrued liabilities, amounts owed to affiliates, distributions payable on its common stock, and liabilities associated with operating real estate held for sale.

Value Per Share and Sensitivity

Based on the Portfolio Equity and the Adjusted Portfolio Equity both substantially exceeding the Aggregate Liquidation Value, the Company has determined and the Board of Directors has approved a valuation of the Series B Preferred Stock of $1,000.00 plus accreted dividends. While the Company believes that Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions could impact the calculations of the Portfolio Equity, the Adjusted Portfolio Equity and the Company’s estimated value per share of Series B Preferred Stock. The Company has reviewed the assumptions and inputs and has determined that if the terminal capitalization rates or discount rates were adjusted by 25 basis points and assumes all other factors remain unchanged, the value per share of the Series B Preferred Stock would still be at least $1,000.00 plus accreted dividends. This is only hypothetical to illustrate possible results if only one change in assumptions was made, with all other factors held constant. Further, this assumption could change by more than 25 basis points.

Role of the Board of Directors

The Board of Directors is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodologies used to determine the Company’s estimated value per share of Series B Preferred Stock, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The Board of Directors approved the Company’s engagement of Duff & Phelps to provide the Valuation Report. The Board of Directors received a copy of the Valuation Report and discussed the report with representatives of Duff & Phelps. The Board of Directors also discussed the Valuation Report, the Portfolio, the Company’s assets and liabilities and other matters with the Company’s senior management team, which recommended to the Board of Directors that the Series B Preferred Stock receive a valuation of $1,000.00 per share plus accreted dividends, and that such valuation be approved as the estimated value per share of the Series B Preferred Stock. The Board of Directors discussed the rationale for this value with the Company’s senior management.

Following the Board of Directors’ receipt and review of the Valuation Report, the recommendation of the Company’s senior management, and in light of other factors considered by the Board of Directors and its own extensive knowledge of the Company’s assets and liabilities, the Board of Directors unanimously agreed to approve the estimated value per share of Series B Preferred Stock of $1,000.00 plus accreted dividends as of June 30, 2019, which determination was ultimately and solely the responsibility of the Board of Directors.

Limitations of Estimated Value per Share

The Company is providing this estimated value per share of Series B Preferred Stock to assist broker-dealers that participated in the Company’s public offering in meeting their customer account statement reporting obligations. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates or methodologies could derive a different estimated value per share, and this difference could be significant. The estimated value per share of Series B Preferred Stock is not audited and does not represent a determination of the fair value of the Company’s assets or liabilities based on U.S. generally accepted accounting principles (GAAP), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount at which the Company’s shares of Series B Preferred Stock would trade on a national securities exchange.

Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares of Series B Preferred Stock at the estimated value per share;

•	a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share of Series B Preferred Stock upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of Series B Preferred Stock would trade at the estimated value per share on a national securities exchange;

•	a third party would offer the estimated value per share in an arm’s-length transaction to purchase all or substantially all of the Company’s shares of Series B Preferred Stock;

•	another independent third-party appraiser or third-party valuation firm would agree with the Company’s estimated value per share of Series B Preferred Stock; or

•	the methodologies used to calculate the Company’s estimated value per share of Series B Preferred Stock would be acceptable to FINRA or for compliance with ERISA reporting requirements.

Further, the Company did not make any adjustments to the valuation for the impact of other transactions occurring subsequent to June 30, 2019, including, but not limited to, (1) net operating income earned and dividends declared, (2) changes in leases, tenancy or other business or operational changes, (3) additional investments or dispositions of assets in the Portfolio and (4) the issuance of additional shares of preferred stock senior to or on parity with the Series B Preferred Stock as to priority at liquidation. Because of, among other factors, the high concentration of the Company’s total assets in real estate, changes in the value of individual assets in the Portfolio or changes in valuation assumptions could have a significant impact on the value of the Series B Preferred Stock. The estimated value per share of Series B Preferred Stock also does not take into account any disposition costs or fees for real estate properties, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt.

Forward-Looking Statements

The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the estimated values of the Portfolio and the Company’s shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The appraisal methodologies for the Company’s real estate properties assumes that investors would be willing to invest in the Portfolio at similar capitalization rates. Though the estimates of the fair market value of the property investments in the Portfolio is Duff & Phelps’ best estimates, the Company can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the property investments in the Portfolio and the estimated value per share of Series B Preferred Stock. These statements also depend on factors and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC, as updated by the Company’s subsequent Quarterly Reports on Form 10-Q, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of assisting the Company with estimating the value per share of its Series B Preferred Stock.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)          Exhibits.

Exhibit No.	Description

99.1	Consent of Duff & Phelps, LLC

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEROCK RESIDENTIAL GROWTH REIT, INC.

DATE: November 5, 2019	By:	/s/ Christopher J. Vohs
Christopher J. Vohs
Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Consent of Duff & Phelps, LLC